Exhibit 99.1

News Release For Immediate Release http://www.ball.com	Investor Contact: Ann T. Scott 303-460-3537, ascott@ball.com Media Contact: Scott McCarty 303-460-2103, smccarty@ball.com

Ball Reports Improved Results

Highlights
●	Third quarter 2011 comparable earnings per diluted share of 81 cents, vs. 70 cents in 2010, an increase of 16 percent, with comparable EBIT up nearly 5 percent to $231.9 million
●	Comparable year-to-date global beverage can volumes up 5 percent despite softness in Europe
●	Continued exceptional aerospace program performance
●	Full-year free cash flow expected to be at least $400 million, after growth capital of $300 million
●	Full-year share buyback expected to be at least a net $450 million

BROOMFIELD, Colo., Oct. 27, 2011—Ball Corporation [NYSE:BLL] today reported third quarter net earnings attributable to the corporation of $132.1 million, or 79 cents per diluted share, on sales of $2.3 billion, compared to $227.5 million, or $1.25 per diluted share, both including business consolidation costs and other activities, on sales of $2 billion in the third quarter of 2010. Results for the first nine months of 2011 were net earnings attributable to the corporation of $366.5 million, or $2.15 per diluted share, on sales of $6.6 billion, compared to $375.8 million, or $2.02 per diluted share, both including business consolidation costs and other activities, on sales of $5.6 billion in the first nine months of 2010.
Comparable 2011 earnings per diluted share for the third quarter and year-to-date were 81 cents and $2.24 respectively, versus third quarter and year-to-date 2010 comparable earnings per diluted share of 70 cents and $1.82, respectively. Details of comparable segment earnings and business consolidation activities can be found in Notes 1 and 2 to the unaudited consolidated financial statements that accompany this news release.
“Ball’s comparable results improved despite continued, wider global economic uncertainty,” said John A. Hayes, president and chief executive officer. “Our company’s third quarter performance benefited from strong demand for metal packaging in China and Brazil, improved metal beverage can volumes in North America, exceptional aerospace program performance and a lower effective tax rate driven primarily by tax benefits from foreign exchange on a local currency basis in Brazil. All of our operations are doing an excellent job in a challenging operating environment as we maximize value in our existing businesses and expand in growing, emerging markets.”
    “Capital projects in our packaging operations in Brazil, China, North America and Vietnam continue on budget, and will begin to come on line in the fourth quarter of 2011 and early in the first quarter of 2012,” said Raymond J. Seabrook, executive vice president and chief operating officer, global packaging. “We continue to

Ball Corporation ● 10 Longs Peak Drive ● P.O. Box 5000 ● Broomfield, CO 80021 ● www.ball.com	Page 1

monitor supply and demand balance in mature markets to appropriately align our manufacturing footprint with demand.”

Metal Beverage Packaging, Americas & Asia

Metal beverage packaging, Americas and Asia, comparable segment operating earnings were $120.1 million in the third quarter on sales of $1.1 billion, compared to $112.8 million on sales of $1.0 billion in the third quarter of 2010. For the first nine months, comparable segment operating earnings were $361.8 million on sales of $3.3 billion, compared to $301.3 million on sales of $2.8 billion during the same period in 2010. Strength continued in China where local demand exceeds local supply, while volumes in North America increased slightly in the third quarter compared to 2010. Volumes in Ball’s Brazilian business were up mid-single digits in the quarter with demand accelerating through the quarter.
During the quarter, the company completed the closure of its Torrance, Calif., beverage can plant announced in January 2011, and started up a specialty beverage can line in its Fort Worth, Texas, facility. Ball also introduced an 8-oz trim can size to meet new federal guidelines on beverage servings in schools. In October, Ball announced it had acquired its partners’ 60 percent interests in a former joint venture metal beverage can plant in Qingdao, China, and is building a new, expanded plant in Qingdao to meet customer demand. Ball expects to report an after tax gain of approximately $6 million in the fourth quarter of 2011 on its previous ownership interest in the joint venture, subject to final appraisal of the business.

Metal Beverage Packaging, Europe

Metal beverage packaging, Europe, results in the quarter were comparable segment operating earnings of $64.9 million on sales of $515.7 million, compared to $63.7 million on sales of $443.7 million in 2010. Results for the first nine months were comparable segment operating earnings of $202.7 million on sales of $1.6 billion, compared to $171.2 million on sales of $1.3 billion in 2010.
Wet, cool weather conditions across most of Europe in July and August contributed to decreased beverage can volumes in the quarter compared to a year ago; however, continued strong volumes in the extruded aluminum packaging business acquired in January and a higher exchange rate offset the beverage can volume declines.

Metal Food & Household Products Packaging, Americas

Metal food and household products packaging, Americas, results in the third quarter were comparable segment operating earnings of $39.5 million on sales of $413.2 million, compared to $49.4 million in 2010 on sales of $420.1 million. Year-to-date results were comparable segment operating earnings of $120.6 million on sales of $1.1 billion, compared to $104.5 million on sales of $1.0 billion in 2010. A poor vegetable pack contributed to lower third quarter results but year-to-date results improved more than 15 percent compared to last year.

Ball Corporation ● 10 Longs Peak Drive ● P.O. Box 5000 ● Broomfield, CO 80021 ● www.ball.com	Page 2

Food can volumes decreased in the mid-single digits in the quarter compared to the same period in 2010. Manufacturing assets from Ball’s former Richmond, B.C., salmon can plant were successfully relocated to the company’s Oakdale, Calif., food can plant and the first of two lines is expected to start up by the end of 2011, with the second line starting up in the first quarter of 2012.

Aerospace and Technologies

Aerospace and technologies results were comparable segment operating earnings of $21.2 million on sales of $208.4 million in the third quarter, compared to $18.4 million on sales of $167.9 million in 2010. For the first nine months, comparable segment operating earnings were $61.6 million on sales of $599.5 million compared to $50.5 million on sales of $513.1 million during the same period last year. Backlog at the end of the quarter was $985.5 million.
During the quarter, Ball delivered the National Polar-orbiting Operational Environmental Satellite System Preparatory Project to Vandenberg Air Force Base in California for tomorrow’s scheduled launch. NPP is the first of a new generation of satellites that will measure both global climate changes and key weather variables. Also during the quarter, Ball delivered Wavefront Sensing & Control software for the James Webb Space Telescope. The software contains sophisticated mathematical algorithms that will be used to align and phase the telescope’s hexagonal primary mirror segments to perform as a single monolithic mirror.

Outlook

“We expect full-year free cash flow to be at least $400 million after approximately $500 million of capital expenditures, of which $300 million is for growth projects,” said Scott C. Morrison, senior vice president and chief financial officer. “During the quarter Ball announced and completed a $125 million accelerated stock repurchase agreement and for the full year we expect to buy back at least a net $450 million of company stock.”
“Our operations are performing well in a difficult environment,” Hayes said. “Despite six fewer accounting days in the second half of 2011, we anticipate a strong close to the year.”
Ball Corporation is a supplier of high quality packaging for beverage, food and household products customers, and of aerospace and other technologies and services, primarily for the U.S. government. Ball Corporation and its subsidiaries employ more than 14,500 people worldwide and reported 2010 sales of more than $7.6 billion. For the latest Ball news and for other company information, please visit http://www.ball.com.

Conference Call Details
Ball Corporation will announce its quarterly conference call on the company’s results and performance at 9 a.m. Mountain time (11 a.m. Eastern). The North American toll-free number for the call is 800-268-2160. International callers should dial 303-223-2680. Please use the following URL for a webcast of the live call:
http://phx.corporate-ir.net/phoenix.zhtml?p=irol-eventDetails&c=115234&eventID=4204647
For those unable to listen to the live call, a taped replay will be available at 11 a.m. Mountain time on Oct. 27 until 11 a.m. Mountain time on Nov. 3, 2011. To access the replay, call 800-633-8284 (North American callers) or 402-977-9140 (international callers) and use reservation number 21539469. A written transcript of the call will be posted within 48 hours of the call’s conclusion to Ball’s website at http://www.ball.com/ in the investors section under “presentations.”

Ball Corporation ● 10 Longs Peak Drive ● P.O. Box 5000 ● Broomfield, CO 80021 ● www.ball.com	Page 3

Forward-Looking Statements
This release contains “forward-looking” statements concerning future events and financial performance. Words such as “expects,” “anticipates,” “estimates” and similar expressions are intended to identify forward-looking statements. Such statements are subject to risks and uncertainties which could cause actual results to differ materially from those expressed or implied. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Key risks and uncertainties are summarized in filings with the Securities and Exchange Commission, including Exhibit 99.2 in our Form 10-K, which are available on our website and at www.sec.gov. Factors that might affect our packaging segments include fluctuation in product demand and preferences; availability and cost of raw materials; competitive packaging availability, pricing and substitution; changes in climate and weather; crop yields; competitive activity; failure to achieve anticipated productivity improvements or production cost reductions; mandatory deposit or other restrictive packaging laws; changes in major customer or supplier contracts or loss of a major customer or supplier; political instability and sanctions; and changes in foreign exchange rates or tax rates. Factors that might affect our aerospace segment include: funding, authorization, availability and returns of government and commercial contracts; and delays, extensions and technical uncertainties affecting segment contracts. Factors that might affect the company as a whole include those listed plus: accounting changes; changes in senior management; the recent global recession and its effects on liquidity, credit risk, asset values and the economy; successful or unsuccessful acquisitions; regulatory action or laws including tax, environmental, health and workplace safety, including U.S. FDA and other actions affecting products filled in our containers, or chemicals or substances used in raw materials or in the manufacturing process; governmental investigations; technological developments and innovations; goodwill impairment; antitrust, patent and other litigation; strikes; labor cost changes; rates of return projected and earned on assets of the company’s defined benefit retirement plans; pension changes; uncertainties surrounding the U.S. government budget and debt limit; reduced cash flow; interest rates affecting our debt; and changes to unaudited results due to statutory audits or other effects.
# # #

Ball Corporation ● 10 Longs Peak Drive ● P.O. Box 5000 ● Broomfield, CO 80021 ● www.ball.com	Page 4

Condensed Financials (Third Quarter 2011)

Unaudited Condensed Consolidated Statements of Earnings

	Three months ended		Nine months ended
	October 2,	September 26,	October 2,	September 26,
($ in millions, except per share amounts)	2011	2010	2011	2010

Net sales	$2,258.3	$2,035.0	$6,579.2	$5,634.8

Cost of sales (excluding depreciation and amortization)	(1,862.2)	(1,653.4)	(5,378.4)	(4,614.7)
Depreciation and amortization	(74.5)	(67.1)	(222.2)	(192.2)
Selling, general and administrative	(89.7)	(93.0)	(282.2)	(249.9)
Business consolidation and other activities	(3.3)	11.6	(19.7)	9.8
	(2,029.7)	(1,801.9)	(5,902.5)	(5,047.0)

Earnings before interest and taxes	228.6	233.1	676.7	587.8

Interest expense	(43.0)	(36.2)	(134.7)	(106.7)
Debt refinancing costs	–	–	–	(8.1)
Total interest expense	(43.0)	(36.2)	(134.7)	(114.8)
Earnings before taxes	185.6	196.9	542.0	473.0
Tax provision	(47.6)	(60.5)	(160.2)	(142.2)
Equity in results of affiliates, net of tax	0.8	85.8	1.9	118.5

Net earnings from continuing operations	138.8	222.2	383.7	449.3

Discontinued operations, net of tax	(1.3)	5.3	(2.9)	(73.4)

Net earnings	137.5	227.5	380.8	375.9

Less net earnings attributable to noncontrolling interests	(5.4)	–	(14.3)	(0.1)

Net earnings attributable to Ball Corporation	$132.1	$227.5	$366.5	$375.8

Earnings per share attributable to Ball Corporation:
Basic–continuing operations	$0.82	$1.24	$2.22	$2.45
Basic–discontinued operations	(0.01)	0.03	(0.02)	(0.40)
Total basic earnings per share	$0.81	$1.27	$2.20	$2.05

Diluted–continuing operations	$0.80	$1.22	$2.17	$2.42
Diluted–discontinued operations	(0.01)	0.03	(0.02)	(0.40)
Total diluted earnings per share	$0.79	$1.25	$2.15	$2.02

Weighted average shares outstanding (000s):
Basic	163,898	179,264	166,779	183,146
Diluted	167,363	182,158	170,248	185,794

Condensed Financials (Third Quarter 2011)

Unaudited Condensed Consolidated Statements of Cash Flows

	Nine months ended
	October 2,	September 26,
($ in millions)	2011	2010

Cash Flows From Operating Activities:
Net earnings	$380.8	$375.9
Discontinued operations, net of tax	2.9	73.4
Depreciation and amortization	222.2	192.2
Gain and equity earnings related to acquisitions	(1.9)	(118.5)
Taxes	49.2	27.3
Other, net	66.9	92.3
Changes in working capital	(271.6)	(286.7)
Cash provided by (used in) continuing operating activities	448.5	355.9
Cash provided by (used in) discontinued operating activities	(7.5)	15.5
	441.0	371.4

Cash Flows From Investing Activities:
Additions to property, plant and equipment	(323.8)	(131.1)
Business acquisition, net of cash acquired	(295.2)	(60.0)
Acquisitions of equity affiliates, net of cash acquired	–	(63.8)
Proceeds from sale of business	–	280.0
Other, net	(7.3)	(10.1)
Cash provided by (used in) continuing investing activities	(626.3)	15.0
Cash provided by (used in) discontinued investing activities	–	(9.2)
	(626.3)	5.8

Cash Flows From Financing Activities:
Changes in borrowings, net	627.5	(65.6)
Purchases of common stock, net of issuances	(381.3)	(318.0)
Common dividends	(34.6)	(27.2)
Other, net	4.7	(5.8)
Cash provided by (used in) financing activities	216.3	(416.6)

Effect of exchange rate changes on cash	7.1	(2.5)

Change in cash	38.1	(41.9)
Cash–beginning of period	152.0	210.6
Cash–end of period	$190.1	$168.7

Condensed Financials (Third Quarter 2011)

Unaudited Condensed Consolidated Balance Sheets

	October 2,	September 26,
($ in millions)	2011	2010

Assets
Cash and cash equivalents	$190.1	$168.7
Receivables, net	1,107.6	1,121.3
Inventories, net	1,094.6	898.9
Deferred taxes and other current assets	181.6	169.2
Total current assets	2,573.9	2,358.1

Property, plant and equipment, net	2,242.5	1,996.1
Goodwill	2,283.1	2,111.5
Other assets, net	438.9	513.4

Total assets	$7,538.4	$6,979.1

Liabilities and Shareholders’ Equity
Current liabilities
Short-term debt and current portion of long-term debt	$479.2	$592.5
Payables and accrued liabilities	1,306.4	1,342.8
Total current liabilities	1,785.6	1,935.3

Long-term debt	2,977.5	2,054.8
Other long-term liabilities	1,207.3	1,248.6
Shareholders’ equity	1,568.0	1,740.4

Total liabilities and shareholders’ equity	$7,538.4	$6,979.1

Notes to Condensed Financials (Third Quarter 2011)

1.	Business Segment Information

	Three months ended		Nine months ended
	October 2,	September 26,	October 2,	September 26,
($ in millions)	2011	2010	2011	2010

Sales–
Metal beverage packaging, Americas & Asia	$1,125.4	$1,004.7	$3,321.8	$2,815.1
Metal beverage packaging, Europe	515.7	443.7	1,566.6	1,290.5
Metal food & household packaging, Americas	413.2	420.1	1,103.6	1,017.5
Aerospace & technologies	208.4	167.9	599.5	513.1
Corporate and intercompany eliminations	(4.4)	(1.4)	(12.3)	(1.4)
Net sales	$2,258.3	$2,035.0	$6,579.2	$5,634.8

Earnings before interest and taxes–
Metal beverage packaging, Americas & Asia	$120.1	$112.8	$361.8	$301.3
Business consolidation and other activities	(1.4)	(0.9)	(14.8)	0.4
Total metal beverage packaging, Americas & Asia	118.7	111.9	347.0	301.7

Metal beverage packaging, Europe	64.9	63.7	202.7	171.2
Business consolidation and other activities	–	–	(2.9)	–
Total metal beverage packaging, Europe	64.9	63.7	199.8	171.2

Metal food & household packaging, Americas	39.5	49.4	120.6	104.5
Business consolidation and other activities	(1.4)	13.2	(1.4)	13.2
Total metal food & household packaging, Americas	38.1	62.6	119.2	117.7

Aerospace & technologies	21.2	18.4	61.6	50.5
Segment earnings before interest and taxes	242.9	256.6	727.6	641.1

Undistributed corporate expenses and intercompany eliminations, net	(13.8)	(22.8)	(50.3)	(49.5)
Business consolidation and other activities	(0.5)	(0.7)	(0.6)	(3.8)
Total undistributed corporate expenses, net	(14.3)	(23.5)	(50.9)	(53.3)
Earnings before interest and taxes	$228.6	$233.1	$676.7	$587.8

Notes to Condensed Financials (Third Quarter 2011)

2.	Material Business Consolidation Activities and Other Significant Noncomparable Items

2011

In January 2011, Ball announced plans to close its Torrance, California, beverage can manufacturing plant; relocate a 12-ounce can line from the Torrance plant to its Whitby, Ontario, plant; and expand specialty can production in its Fort Worth, Texas, plant. The company recorded charges of $1.4 million ($0.9 million after tax) and $14.2 million ($8.6 million after tax) during the third quarter and first nine months of 2011, respectively, in connection with these activities. In September 2011, the company discontinued production of certain products in a facility and recorded a charge of $1.4 million in connection with the discontinuance.

Also in January 2011, the company acquired Aerocan S.A.S. for €221.7 million ($295.2 million) in cash and assumed debt. Aerocan is a leading European manufacturer of extruded aerosol containers and the aluminum slugs used to make them. During the first nine months, the company recorded transaction costs of $2.9 million ($1.9 million after tax) related to the acquisition.

2010

In August 2010, the company paid $46.2 million to acquire an additional 10.1 percent economic interest in its Brazilian beverage packaging joint venture, Latapack-Ball Embalagens Ltda. (Latapack-Ball), through a transaction with the joint venture partner Latapack S.A., which increased the company’s economic interest in the joint venture to 60.1 percent and resulted in Ball consolidating the joint venture. In the consolidation of Latapack-Ball, the company recognized a gain of $81.8 million on its previously held equity investment in Latapack-Ball.

Also in August 2010, the company completed the sale of its plastic packaging, Americas, business to Amcor Limited and received proceeds of $258.7 million, after customary closing adjustments. The sale of Ball’s plastic packaging business included five U.S. plants that manufacture polyethylene terephthalate (PET) bottles and preforms and polypropylene bottles, as well as associated customer contracts and other related assets. In connection with the sale, the company reported discontinued operations as detailed in the following table.

	Three months ended		Nine months ended
	October 2,	September 26,	October 2,	September 26,
($ in millions)	2011	2010	2011	2010

Net sales	$–	$55.3	$–	$318.5

Earnings from operations	$–	$1.9	$–	$3.3
Impairment loss	–	–	–	(107.1)
Gain (loss) on sale of business	–	9.9	(0.8)	9.9
Business consolidation and other activities	(2.2)	(2.8)	(4.0)	(10.1)
Tax benefit (provision)	0.9	(3.7)	1.9	30.6
Discontinued operations, net of tax	$(1.3)	$5.3	$(2.9)	$(73.4)

In the third quarter, earnings of $17.8 million ($14.5 million after tax) were recorded due to the reversal of a pension settlement liability. The earnings were offset by a charge of $4.6 million ($2.8 million after tax) for the closure of a plant in Canada. The third quarter of 2010 also included other individually insignificant costs of $1.6 million ($1.0 million after tax).

In June 2010, the company acquired the remaining 65 percent interest in a joint venture metal beverage can and end plant in Sanshui, PRC, for $86.9 million in cash (net of cash acquired) and assumed debt. As a result of the required purchase accounting, the company recorded a gain in equity earnings of $24.1 million.

The second quarter of 2010 included a charge of $3.1 million ($1.9 million after tax) to establish a reserve associated with an environmental matter at a previously owned facility. Additionally, in April 2010, Ball redeemed senior notes due December 2012, which resulted in a charge of $8.1 million ($4.9 million after tax) for the related call premium and write off of unamortized financing costs and unamortized premiums.

Notes to Condensed Financials (Third Quarter 2011)

2.	Material Business Consolidation Activities and Other Significant Noncomparable Items (cont’d)

A summary of the effects of the above transactions on after-tax earnings is as follows:

	Three months ended		Nine months ended
	October 2,	September 26,	October 2,	September 26,
($ in millions, except per share amounts)	2011	2010	2011	2010

Net earnings attributable to Ball Corporation, as reported	$132.1	$227.5	$366.5	$375.8
Discontinued operations, net of tax	1.3	(5.3)	2.9	73.4
Business consolidation and other activities, net of tax	2.0	(10.7)	12.1	(9.6)
Gain and equity earnings related to acquisitions, net of tax	–	(83.8)	–	(105.9)
Debt refinancing costs, net of tax	–	–	–	4.9
Net earnings attributable to Ball Corporation before above transactions (Comparable Earnings)	$135.4	$127.7	$381.5	$338.6
Per diluted share before above transactions	$0.81	$0.70	$2.24	$1.82

A summary of the effects of the above transactions on earnings before interest and taxes follows:

	Three months ended		Nine months ended
	October 2,	September 26,	October 2,	September 26,
($ in millions)	2011	2010	2011	2010

Earnings before interest and taxes, as reported	$228.6	$233.1	$676.7	$587.8
Business consolidation and other activities	3.3	(11.6)	19.7	(9.8)
EBIT before above transactions (Comparable EBIT)	$231.9	$221.5	$696.4	$578.0

Ball’s management segregates the above comparable items to evaluate the performance of the company’s continuing operations. The information is presented on a non-U.S. GAAP basis and should be considered in connection with the unaudited condensed consolidated statements of earnings. Non-U.S. GAAP measures should not be considered in isolation.